Exhibit 99.3

VISTAPRINT N.V.

Q4 and FY2013 Earnings Presentation Script

August 1, 2013

This script is intended to be read together with Vistaprint’s presentation dated August 1, 2013 entitled “Q4 & Fiscal Year 2013 Earnings Presentation, Commentary & Financial Results Supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1

This document is Vistaprint’s fourth quarter and fiscal year 2013 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2

Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q4 and fiscal 2013 earnings presentation that accompanies these remarks.

Slide 3

This presentation is organized into the categories shown on the left hand of this slide.

Robert Keane, CEO, and Ernst Teunissen, CFO, will host a live question and answer conference call at 5:15 p.m. US Eastern time which you can access through a link on the investor relations section of www.vistaprint.com.

Slide 4

Vistaprint just completed a fiscal year in which we delivered mixed results. We continued to make strides operationally and strategically. Although we did not achieve our original revenue target for the year, we did deliver earnings in excess of our initial target. We reached nearly $1.2 billion in revenue, growing 14% year over year, or 16% in constant currency. Our GAAP net income was $29 million, and GAAP EPS was $0.85.

Slide 5

Drilling down on our revenue results this year, our organic North American business was strong, with year over year growth of 17% and continued success in roll-out of strategic elements discussed over the last few years. Our organic growth for our traditional European business, which grew 5% year over year, was disappointing. Over the past year we have restructured the European marketing organization in order to support the longer-term strategic initiatives of the overall business, and we continue to focus on supporting changes to our core value proposition that we believe will benefit that region. Our acquired businesses, Webs and Albumprinter, continued to perform within our range of expectations.

Our earnings were higher than expectations set at the beginning of the fiscal year due in part to our adjustment of operating expenses in response to evolving forecasts of lower-than-planned revenue. For example, we moderated our headcount growth plans and reduced discretionary expenditures. We also reduced our advertising spend where customer economics proved to be worse than anticipated causing below-hurdle returns on marginal investments. These cost reductions were relative to our initial expense plans, and not absolute year-over-year reductions in expenses or headcount.

We are two years into the long-term strategy and investment approach we announced in July 2011, which aims to drive shareholder value through improving our customer value proposition, unlocking new parts of our core markets, driving significant efficiencies and competitive advantage through world-class manufacturing, and building foundations for future growth in adjacent markets. We are making progress in every area of this strategy, but at different paces by geography. Our marketing execution challenges in Europe, and to a lesser extent, Australia, have slowed our overall growth rates. Our relative success in North America, where marketing execution has been strong and we are furthest along in our cultural shift toward more customer-centric business practices, highlights the importance of our approach.

While our revenue growth rate in FY 2013 fell short of expectations set two years ago, we firmly believe that we are a stronger company today than we would have been had we continued to maximize our transaction-level customer economics. We believe that the investments we have made during the past two years and the ones we expect to make in the coming years pave the way for future scale advantages and competitive positioning and will lead to an overall stronger, sustainable business with high earnings and cash flow per share.

Slide 6

In fiscal 2013, we made significant progress on our strategic initiatives:

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Our customer value proposition improvements continued this year, with the launch in the first quarter of a more customer-friendly, simplified website. We also made progress in pricing strategy, with testing and roll out of more consistent pricing across channels, and more simplified and transparent pricing in our offers and on our websites. We continued our investment in product quality via improved substrates and packaging, and we also drove further improvements in customer service accessibility around the world. While we still have more work and significant changes ahead of us, we are pleased with the progress this year, and we will continue to focus on improving the customer experience to drive satisfaction and loyalty. Our net promoter scores continue to show increases year over year, which gives us tangible data to support that we are doing the right thing for our customers.

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With regard to lifetime value based marketing, over the past year we continued to expand into what are, for Vistaprint, non-traditional channels such as broadcast advertising and direct mail. With almost two years of data in these channels and better information sharing and analysis across regions, we believe we’ve gained additional insight into how optimize our spend in the broad portfolio of channels we use to reach new and existing customers.

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Our world-class manufacturing efforts have continued to deliver strong results. Our manufacturing and engineering groups have been key drivers of efficiencies in our cost of goods sold, quality and reliability improvements, and more efficient production processes and technologies.

Slide 7

We are pleased with the FY 2013 gains we have made in market adjacencies that we believe could form foundations for growth well into the future.

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In the digital marketing business, this fiscal year we reached combined organic and Webs revenue of over $80 million. We introduced the white-labeled Pagemodo product to Vistaprint customers and began cross-promotional offers of Vistaprint products to Webs customers. We have nearly completed the integration of the Webs site builder technology into the Vistaprint website offering, which we believe will drive incremental digital customer conversion and loyalty.

•

In our home and family business, our Albumprinter business showed strong performance, growing 18% in constant currency over the last twelve months. In addition, we leveraged Vistaprint’s manufacturing expertise to implement process changes that drove significant improvements to Albumprinter’s gross margins this year. Over the last fiscal year we also enhanced our home and family content for customers of both Vistaprint and Albumprinter, augmenting our already large creative base with more contemporary offerings and upgraded substrates for key products such as invitations and announcements.

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Geographically, 2013 was a year in which we ramped up the rate of investment in our Most of World region. In India we launched manufacturing, service and marketing operations we made a minority investment in a fast-moving Chinese player, and we undertook significant market research to understand how to expand on our small but growing revenue base in Japan.

Slide 8

In fiscal 2013, we also continued to expand our resources across all functions of the business in order to support our continued strategy execution. We added over 300 employees around the world, with strong focus on our software and manufacturing engineering resources that we believe will help us drive efficiencies and competitive advantages.

Over the last fiscal year, we also repurchased 1.9 million shares at an average cost per share of $34.77. As we have stated before, we believe this is an additional way to return value to shareholders.

Slide 9

Transition slide

Slide 10

Please see financial snapshot above. Both GAAP and non-GAAP EPS reflect the benefit of a lower share count year-over year due to past share repurchases.

Slide 11

Cash and cash equivalents were approximately $50.1 million as of June 30, 2013. During the quarter, Vistaprint generated $36.7 million in cash from operations, compared with $19.3 million in the fourth quarter of fiscal 2012. Free cash flow was $21.8 million in the fourth quarter, up from $4.6 million in the fourth quarter of fiscal 2012.

On a trailing twelve-month basis, return on invested capital (or ROIC) as of June 30, 2013 declined due to the planned reduced profitability in our business during the fiscal year. Including share based compensation expense, it was approximately 8%, and excluding share based compensation expense, it was approximately 18%. We expect ROIC to improve significantly over time, as we expect our margins to expand in FY14 and we expect FY12 and FY13 investments to bear fruit later in FY14 and beyond.

The company repurchased 613,000 shares during the quarter at an average cost per share of $38.12. During fiscal year 2013, the company repurchased a total of 1,850,746 shares at an average cost of $34.77. We have approximately 6.2 million shares left under the repurchase authorization approved by our shareholders in November 2012 and under the Supervisory Board approval of February 2013. We sought this approval for flexibility, and any decision to make additional repurchases will be weighed carefully by our Supervisory Board and Management Board, and will depend upon many factors.

Slide12

For the full fiscal year, revenue performance by geography, inclusive of Albumprinter and Webs revenues, was as follows:

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North American revenue was $644.3 million, reflecting 18% growth year over year in both reported and constant currency terms. This revenue is inclusive of the $13.1 million of revenue from the Webs acquisition. Excluding Webs, our North American business grew 17% year over year in constant currency.

The North American team continues to execute well against the key customer value initiatives we began to launch almost two years ago.

•

European revenue in the fiscal year was $452.2 million, reflecting 9% growth year over year in constant currency terms. This revenue is inclusive of the $67.1 million of revenue from the Albumprinter acquisition. Excluding Albumprinter, our European business grew 5% year over year in constant currencies. While this was in line with the expectations set halfway through the fiscal year, this growth was lower than our initial expectations. We continue to focus on improving our value proposition and marketing execution in Europe.

•

Asia-Pacific revenue was $71.0 million, reflecting 16% growth year over year in reported terms and 17% growth year over year in constant currency, with declining growth rates throughout the year. As we have mentioned in the past, we expect growth rates in Asia-Pacific to remain relatively low for the foreseeable future as we are aggressively implementing customer-centric pricing and offering changes as part of our commitment to improving our customer value proposition, and as we reach relative maturity in the Australian and New Zealand markets. Australia and New Zealand currently constitute the vast majority of our revenue in this region and are markets where we have high levels of market penetration. Our revenue in Japan, India and other parts of Asia Pacific are faster growing, but are currently a very small part of our overall revenue in the region.

Currency exchange rates in the year were essentially neutral to revenue growth year over year as most major currencies moved only slightly in comparison to fiscal 2012 exchange rates.

Slide 13

For the fourth quarter of fiscal 2013, revenue performance by geography, inclusive of Albumprinter and Webs revenues, was as follows:

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North American revenue was $169.5 million in the fourth quarter, reflecting 18% growth year over year in both reported and constant currency terms. This revenue is inclusive of the $4.8 million of revenue from the Webs acquisition. Webs revenue during the fourth quarter was positively impacted by a one-time revenue recognition adjustment of approximately $1.8M, but this change was essentially neutral to Webs revenue for the full year. Excluding Webs, our North American business grew 17% year over year in constant currency.

•

European revenue was $94.9 million, reflecting 3% growth year over year in reported terms and 2% year over year growth in constant currency. This revenue is inclusive of the $13.8 million of revenue from the Albumprinter acquisition. Excluding Albumprinter, our European business grew 2% year over year in constant currency. These results were in line with the expectations set three months ago.

•	Asia-Pacific revenue was $15.6 million, reflecting 4% growth year over year in reported terms and 8% growth year over year in constant currency.

Sequentially, the Australian Dollar weakened against the U.S. dollar, while the Euro, British Pound and Canadian Dollar were fairly stable. The net effect of all currencies on revenue was slightly negative versus third quarter rates. Compared to the currency rates we assumed when we gave guidance in April, there was a negligible currency impact on Q4 revenue.

Year over year, the net effect of all currencies in the quarter was neutral.

Slide 14

Vistaprint’s business metrics, excluding Albumprinter and Webs, were as follows:

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Total orders processed in the quarter were approximately 6.5 million reflecting growth of 2% year over year. For the year, total orders processed were 29.1 million reflecting growth of 5% year over year.

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Average order value in Q4 was $40.40, up 10% from an average order value of $36.73 in Q4 of last fiscal year. Both new and repeat AOV grew year over year. This quarter, AOV was up year over year in both North America and Europe, and down slightly in Asia Pacific. For the full year, AOV was $37.83, up 6% from FY 2012. This was mixed by geography, as AOV grew in North America but was only slightly up in Europe and down in Asia Pacific.

We believe our AOV and order trends are changing as the result of our customer value proposition changes. For example, we have reduced the frequency of free and deep discount promotions as a customer acquisition and retention tool. This has the effect of reducing the number of customers that consider purchasing from us, but the customers we do receive orders from are doing so with a higher AOV (from purchasing either additional or higher-value products). We are also reducing our prior practices of highly discounted marketing offers that drive short term re-ordering.

These metrics should be viewed together and not individually, as factors such as currency, product mix, marketing campaigns, partner performance, seasonality, and the like, can impact them.

Slide 15

Additional customer metrics for our business, excluding Webs and Albumprinter, for the period ending June 30, 2013, were as follows:

•

Quarterly new customer additions were approximately 2.2 million, flat with the 2.2 million new customer adds in Q4 of last fiscal year. New customer orders grew in North America, but declined year over year in Europe and Asia-Pacific due to recent execution challenges, changes to marketing practices and a deliberate trimming of planned advertising expense. For the fiscal year, total new customer additions were 10.1 million versus 9.4 million in fiscal 2012, reflecting growth of 7%.

•

Vistaprint uses the term “implied cost of customer acquisition” or “implied COCA” to describe total advertising expense in a period divided by the number of unique first time customers in that period. The second chart illustrates our implied COCA, at approximately $25, was down from Q3 to Q4 and was flat with the fourth quarter of last fiscal year.

•

Advertising costs were $55.9 million, or 21.4% of organic revenue in the quarter. This is lower than recent quarters as we optimize spend as a result of applying what we learned from past investments to our spending plans, as well as trimming the least efficient spend in Europe as our returns there are currently lower than initially anticipated. For the full fiscal year, advertising costs for the organic business were $270.4 million, or 24.9% of total organic revenue, versus 25.2% of organic revenue in last fiscal year.

Slide 16

Our unique customer metrics for the organic business on a trailing twelve month basis were as follows:

•	On a TTM basis for the period ending June 30, 2013, unique customer count was 15.8 million, reflecting 10% year over year growth of unique customers.

•	First-time unique customers in the TTM period ending June 30, 2013 grew 7% year over year while unique customers transacting from prior periods grew 14% year over year.

As we have described in the past, many of the changes we have made since the beginning of FY12 are impacting our metrics in different ways. While one of our long-term objectives is to increase retained customers as a percent of the prior year’s total unique customer count, we previously noted that this metric could decline in FY13 due to the significant acceleration of new customers we added in FY12 (the denominator of this metric), as well as some slowing of repeat order activity due in part to some of our customer value proposition changes (which influences the numerator of this metric). Excluding the impact of retail partners, the percentage of repeating customers from prior periods would have been flat sequentially.

Slide 17

Average bookings per unique customer for the organic business on a trailing twelve month basis for the period ended June, 2013 was as follows:

•	Average bookings per unique customer during the TTM period ending June, 2013 was $69, reflecting a 1% increase year over year. Factors that have influenced this include:

•

Our marketing execution in Europe, where we are seeing TTM average bookings per unique customer continue to decline and create a drag on the average. This was due to lower growth of average bookings for both unique new and repeat customers in the TTM period.

•	The impact of our success with wholesale partnerships such as FedEx Office and Staples, for which we receive wholesale revenue per order that is on average lower than our direct-to-customer business.

•

Average bookings per new customer acquired in the TTM period was $51, reflecting flat year over year performance. Our quarterly new customer AOV trends have been down slightly in past periods due in part to the impact of factors such as less aggressive cross-selling and growth of wholesale partnerships, and this is reflected in the full TTM period trend.

•	Average bookings per customer transacting in prior periods during the TTM period was $98, reflecting a 1% decline year over year.

Slide 18

Transition slide

Slide 19

Today we are introducing FY 2014 guidance.

On the revenue side, this guidance reflects a continuation of recent trends in the business. At the high end of our guidance range, this would reflect our current expectation for:

•	North American growth rates in the mid-teens as we continue to improve our customer value proposition and optimize marketing spend.

•

European revenue that is flat in FY2014 versus FY2013. We believe we have made important progress in stabilizing the declines in this business, but we expect essentially no growth in Europe in FY14 as we are deliberately choosing to rebuild our marketing foundations in our top markets and improve customer economics before attempting to engage our customer acquisition engine more aggressively. We will continue to apply our marketing execution experience from the North American market to Europe, albeit in a more localized, market-by-market approach. We plan to make changes to pricing and transparency in European markets, and we also expect some value proposition improvements in the areas of product, site experience, communications and brand. We have also identified opportunities to improve advertising efficiency by de-emphasizing certain investments that we believe have generated marginal returns last year. We expect that these measures will create a drag on our European revenue and will delay a recovery of growth rates from the declines suffered in FY13. However, these measures are also expected to improve in-year customer economics and business profitability, as well as increase customer life time value.

•

Asia Pacific growth rates in the high single digits to low double digits as we continue to make customer value proposition changes and the mix of our business continues to be skewed toward more the mature and penetrated markets of Australia and New Zealand.

The earnings guidance we are introducing today reflects our objective of expanded margins and EPS in FY14 after two years of heavier investments in FY12 and FY13, while at the same time investing appropriately in the initiatives that we believe will further our customer value proposition and competitive advantage. The guidance reflects GAAP EPS growth of 65% to 100% versus FY2013. We expect to achieve this via:

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P&L leverage particularly in gross margins, advertising, and G&A. The earnings benefit of improving our European fundamentals and holding revenue flat in Europe in FY14 should be significant, and we do not expect to grow our resources in line with revenue growth through much of the business.

•	Additionally, in the back half of FY13, we moderated our costs relative to initial expectations in order to support our ability to grow margins in FY14.

Two years ago we planned to come out of the heavier investment period with earnings per share in fiscal 2014 at levels consistent or better than earnings in fiscal 2011. If you exclude share repurchases, new initiatives, and acquisitions since July 2011, we expect our FY14 core profitability to be relatively in line with those initial objectives.

Finally, we expect to continue our historical seasonal trend of delivering more revenue and earnings in the second quarter than any other quarter of the year.

Slide 20

Looking beyond FY14, we continue to believe we have a large market opportunity ahead of us.

We recognize that our prior objective to reignite organic revenue growth to a 20% CAGR through 2016 has proven to have been too optimistic given the significant slowdown in our European business. We continue to make investments with an objective of capturing market opportunity, but we will not forecast accelerated revenue growth until we are successful in executing a turnaround of European growth rates, which we do not expect in FY14.

Despite this lower revenue growth outlook, our commitment to driving longer-term shareholder returns via the financial and operational strategy announced two years ago remains. After two years of investment in FY12 and FY13, we seek to significantly improve profit margins and drive EPS growth over a multi-year period. We believe we have significant levers for margin expansion in our core business across our P&L and are focused on delivering against this opportunity. FY14 is the first year in which we expect to achieve such margin expansion.

Given the lower revenue growth rates we are currently projecting in FY14, we believe it is possible but less likely than we previously thought that we will achieve our prior ambition to deliver net income of $220 million plus or minus 10% by FY 2016. Although we are committed to achieving high rates of net income and EPS growth, we believe there are multiple plausible revenue scenarios in which this target could not be reached in that timeframe without undermining the long-term value of the company. We continue to believe we can drive our net profit margins back to FY11 levels or better over the next few years. We plan to discuss our long-term profit margin levers in greater detail during our Investor Day on August 6.

Slide 21

The table above is Vistaprint’s financial guidance as of August 1, 2013. This guidance reflects our expected market opportunity and planned investments for growth and competitive advantage. Vistaprint specifically disclaims any obligation to update any forward-looking statements, which should not be relied upon as representing our expectations or beliefs as of any date subsequent to August 1, 2013, the date of this presentation.

Our expectations for the full fiscal year ending June 30, 2014 are as follows:

•

If exchange rates stay the same as they were for the 30-day average in mid-July 2013, we would expect consolidated full year 2014 revenue to be $1,235 million to $1,285 million, an increase of 6% to 10% year over year in U.S. dollars, and 7% to 11% growth in constant currency. Of course, actual revenue will depend in part on currency exchange rate developments throughout the remainder of the fiscal year.

•

Full fiscal year GAAP EPS, on a diluted basis, is expected to be between $1.35 and $1.70 based on about 34.4 million weighted average shares outstanding. This would reflect EPS growth of 59% to 100%, and at the revenue guidance midpoint, implies net income margins of roughly 4% to 5%, versus net income margins of 2.5% in fiscal 2013.

We are also providing the assumptions noted on our guidance slide to facilitate comparisons with non-GAAP adjusted net income per diluted share.

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Based on these assumptions, for the full fiscal year 2014, non-GAAP adjusted EPS is expected to be between $2.49 and $2.83, and excludes expected acquisition-related amortization of intangible assets of approximately $8.7 million; share-based compensation expense and its related tax effect of approximately $29.5 million; charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.3 million; and 35.0 million shares outstanding.

•

This would reflect non-GAAP EPS growth of 16% to 32%, and at the revenue guidance midpoint, implies non-GAAP net income margins of roughly 7% to 8%, versus non-GAAP net income margins of 6.5% in fiscal 2013.

We expect these expenses which are excluded from non-GAAP results to be fairly evenly distributed throughout the fiscal year, with the exception of the alignment of the acquisition-related intellectual property which is recorded based on the timing of how the profits come in on a quarterly basis.

Slide 22

This chart shows capital expenditures in dollars and as a percentage of revenue for the past several years, and also shows our expectations for fiscal 2014 at the midpoint of our revenue guidance range. For fiscal 2014, we expect capital expenditures of $85 to $100 million, or 7% to 8% of our revenue guidance midpoint, which is roughly flat in absolute dollars with capital expenditures in fiscal 2013. Our planned capital expenditures in the year will be spread across investments in facilities, manufacturing equipment and IT equipment. While we have no major production facility expansions planned for FY14, we are making some changes to the layout in some of our facilities, building out a new manufacturing engineering center in Switzerland, investing in new printing technologies, and making other R&D investments.

Our capital expenditures will play a significant role in our free cash flow in fiscal 2014. Though we expect significant net income growth in fiscal 2014, spending at the high end of our cap ex range could result in limited free cash flow growth.

Slide 23

Please note the following points about guidance and metrics that will apply to all future periods.

•	Consistent with the practice we started one year ago, we no longer give earnings guidance on a quarterly basis, only annual.

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Consistent with the announcement we made in the last earnings call on April 25, 2013, we will no longer give quarterly revenue guidance either, only annual revenue guidance which we will update quarterly.

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Next, as we have now completed two fiscal years and six quarters since our acquisitions of both Webs and Albumprinter, this is the last quarter in which we will disclose distinct operating and revenue metrics for those businesses and our traditional business. We will endeavor to provide consolidated statistics, including historical statistics for comparison purposes.

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Finally, we will no longer be describing revenue or earnings objectives beyond the then-current fiscal year. Two years ago when we announced our new strategy aimed at delivering significant long-term revenue growth and profit margin expansion fueled in part by a near-term increase in investments, we felt it would be helpful to publicly provide investors with insight into our key top and bottom-line growth targets for the 5-year period ending in FY16. Now that we are in the third year of that strategy and are forecasting the first year of significant margin expansion, we have decided that the right approach going forward is to limit our discussions to the explicit guidance we are providing for each fiscal year on a year-by-year basis. This means that we are returning to the same approach we had prior to announcing our new strategy in 2011, and we will not describe or update specific targets for revenue or profitability for FY16. We will of course continue to provide color on trends and developments influencing our annual expectations as well as our longer-term aspirations as appropriate during our regular quarterly earnings announcements.

Slide 24

In summary, our annual revenue results were in line with the expectations we re-set midway through the fiscal year, but disappointing relative to our initial fiscal year expectations. Our annual EPS was ahead of our initial expectations despite the revenue setback, which underlines the longer-term margin potential in our business. Though our revenue growth is below where we had anticipated it would be as we embarked on this strategy two years ago, we remain confident in our ability to improve our execution over time and confident in the gains we are making in areas of customer experience and manufacturing.

In the meantime, we plan to continue to focus on our objectives to improve our customer value proposition, invest in life time value based advertising, improve our manufacturing and supply chain capabilities, and lay foundations for future growth in digital marketing, the home and family market and in Asia. Additionally, we have established a balanced plan for FY14 that fuels investment in these initiatives while enabling us to begin to drive margin expansion. We believe focusing on these areas will help us deliver long-term value to customers, our employees and our shareholders.

We look forward to providing additional color on our strategic initiatives and long-term value drivers at our upcoming investor day on August 6 in New York.